Exhibit 99.1

FOR IMMEDIATE RELEASE

October 17, 2013	NYSE MKT - REI

RING ENERGY, INC. ANNOUNCES DEVELOPMENT

PROGRAM FOR KANSAS LEASES

Signs Joint Development Agreement with Torchlight Energy Resources, Inc.

Midland, TX. October17, 2013 – Ring Energy, Inc. (NYSE MKT: REI) (“Ring”) announced today it has entered into a joint development agreement (“Agreement”) with Torchlight Energy Resources, Inc. (OTCQB: TRCH) (“Torchlight”) to develop all of Ring’s existing Kansas leasehold of approximately 17,000 acres. Operations are scheduled to begin before year end 2013.

Highlights of the Agreement are –

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Ring will be the operator.

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Torchlight will pay 100% of all drilling and completion costs until an amount equal to Ring’s total costs related to the Kansas leases has been met (approximately $6.2 million).

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After Torchlight has matched $6.2 million, all drilling and development costs related to the continued ongoing development of the Kansas leases will be shared equally under the joint operating agreement.

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Production and revenue will be shared equally from commencement of the first well.

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Under this arrangement, Ring is expected to drill an estimated ten vertical wells with such $6.2 million. After the $6.2 million is spent, Torchlight and Ring will share any additional expenses on an equal basis.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “We originally acquired the Kansas leases because of their specific locations in Gray, Haskell and Finney counties and the current activity surrounding those locations. We have closely monitored the results of all the operators in the vicinity, drilling both vertically and horizontally to the Mississippian. Based on their results, we expect production that contains a significantly greater percentage of oil; in some cases exceeding 80%. We are very proud to announce this development agreement with Torchlight Energy Resources, Inc., and look forward to a very successful and rewarding relationship.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

About Torchlight Energy Resources, Inc.

Torchlight Energy Resources, Inc., based in Plano, Texas, is an oil and gas exploration and development company with current interests in Texas, Kansas and Oklahoma.

www.torchlightenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012, its Form 10-Q for the quarter ended June 30, 2013 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447